ADVANCED MEDICAL PRODUCTS INC.
	                               6 Woodcross Drive
	                              Columbia, SC  29212


                            	INFORMATION STATEMENT

                        	RELATING TO CORPORATE ACTION
                        TO BE TAKEN BY WRITTEN CONSENT
                      IN LIEU OF MEETING OF STOCKHOLDERS
                    ON OR PROMPTLY AFTER DECEMBER 22, 1999


                             	INTRODUCTION

This Information Statement is being furnished in connection with corporate actions proposed to be authorized by written consent, without a meeting, on December 22, 1999 or promptly thereafter, by a majority of the outstanding Common Stock of Advanced Medical Products Inc. (the "Company") entitled to vote thereon. No meeting of stockholders will be held, nor is one being called. The matters to be acted upon by the Consent are set forth as follows:

1.	To vote upon a proposal to amend the Company's
Certificate of Incorporation to change the name of the Company to "ADVA International Inc.";

2.	To vote upon a proposal to amend the Company's
Certificate of Incorporation to effectuate a 1-for-10 reverse stock split (the "Reverse Stock
Split") of all outstanding shares of Common Stock of the Company;

3.	To vote upon a proposal to amend the Company's
Certificate of Incorporation to increase the amount of authorized Common Stock, following the effectuation of the Reverse Stock Split; and:

4.	To vote upon a proposal to amend the Company's
Certificate of Incorporation to authorize "blank check" Preferred Stock.




	WE ARE NOT ASKING YOU FOR A PROXY AND
	YOU ARE REQUESTED NOT TO SEND US A PROXY




Record Date and Voting

The Board of Directors has fixed the close of business on December 10, 1999 as the record date for the determination of stockholders entitled to receive notice of the proposals described above. On that date there were 5,692,495 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), issued and outstanding. The proposals to be acted upon as described above each require the affirmative vote of a majority of the out-standing shares of Common Stock of the Company entitled to vote thereon. Each share of Common Stock is entitled to one vote on each of the proposals.

The Company has been advised that its officers, directors and certain major stockholders, who currently exercise voting power over an aggregate of approximately 3,549,690 shares, or approximately 59.6% of the Company's outstanding Common Stock, intend to vote in favor of the proposals.
Accordingly, the Company anticipates that each of the proposed amendments to the Company's Certificate of Incorporation will be authorized by written consent (the "Consent") without a meeting in accordance with Section 228 of the Delaware General Corporation Law (see "Voting Securities and Principal Holders Thereof"). The Company anticipates notifying its stockholders of the Consent when the proposals become effective approximately January 4, 2000, or as soon thereafter as practicable.


	VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth, as of December 10, 1999, certain information concerning beneficial ownership of the Company's Common Stock by (i) each person known to the Company to own 5% or more of the Company's Common Stock, (ii) each director of the Company and (iii) all directors and officers of the Company as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given have sole voting and investment power over the shares shown as beneficially owned, subject to community property laws where applicable.



Name and Address             	Amount and Nature of           Percent of
	                            Beneficial Ownership(1) 	     	  Class(2)

Ronald G. Moyer
6 Woodcross Drive
Columbia, SC 29212               3,300,000(2)                   55.3

BIOTEL Inc.
6 Woodcross Drive
Columbia, SC 29212               3,300,000(2)                   55.3

George L. Down
6 Woodcross Drive
Columbia, SC 29212                196,766(3)                     3.3

Officers and Directors
as a Group (of 4
persons)                   3,549,690(1), (2), (3), (4)          59.6



(1)	 As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days.


(2)	Ronald G. Moyer as President and Chairman of BIOTEL Inc. ("BIOTEL")
may be deemed to be the beneficial owner of the shares owned by BIOTEL by virtue of his control over the voting power of those shares.

(3)	Includes (i) 14,976 shares owned of record by the Helen L. Down
Trust (Helen Down is the mother of Mr. Down), for which Mr. Down serves as trustee and (ii) 19,576 shares owned of record by members of Mr. Down's family, which shares are subject to voting proxies held by Mr. Down

(4)	Includes 52,924 shares beneficially owned by the Secretary of the
Company.




	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company was incorporated in the state of Delaware in September 1986, and in June 1987 successfully concluded an IPO of its Common Stock, raising $2,034,000 net proceeds. In 1994 Nishimoto Sangyo Company Ltd., a Japanese distributor of the Company's products, purchased 2,000 shares of Preferred Stock in the Company for $2,000,000. Through 1997 Nishimoto accepted additional shares of Preferred Stock and common stock in satisfaction of unpaid dividends on the Preferred Stock. 160 Preferred shares were issued to SCANA in 1996.

	On January 12, 1996 Carolina Medical, Inc., a privately held medical device manufacturing company located in King, North Carolina, purchased 750,000 shares of Advanced Medical Products, Inc.'s authorized but un-issued Common Stock for $150,000. BioTel International, Inc., a holding company (which was subsequently acquired by Carolina Medical) purchased an additional 1,400,000 shares of Advanced Medical's Common Stock on March 29, 1996 for $280,000. On October 20, 1997 the Company entered into a Stock Purchase Agreement with Carolina Medical, Inc., selling an additional 850,000 shares of Common Stock of Advanced Medical Products, Inc. to Carolina Medical, Inc. for $263,500. This stock purchase increased Carolina Medical's ownership in the Company to 3,000,000 shares or 50.3 percent of the 5,962,495 issued and outstanding Common Stock shares.

	In May 1998 Nishimoto Sangyo sold 300,000 common stock shares and 2,217 preferred stock shares in the Company in exchange for shares of Carolina Medical, Inc. This transaction brought Carolina Medical's ownership in the Company to 55.3% of the common stock and 93.3% of the preferred stock of the Company issued and outstanding. In June 1998 Carolina Medical purchased from SCANA the remaining 160 Preferred shares of the Company. As of June 30, 1998, dividends on the Preferred Stock of $162,981 were owed to Carolina Medical by the Company.

	On July 23, 1998, Biosensor acquired all of the outstanding shares of CMI of Minnesota ("CMI"), a Minnesota corporation, pursuant to a Plan of Reorganization and Agreement by and between CMI and Biosensor. Carolina Medical Inc., a North Carolina corporation which owned 55.3% of the common stock and all of the preferred stock of the Company, was merged with and into CMI, which also owned Braemar, Inc., a North Carolina corporation operating in Minneapolis, MN. This transaction became effective July 1, 1998 and was recorded as a "reverse acquisition", whereby CMI was deemed to have acquired Biosensor. The net assets of Biosensor acquired were recorded at fair market value. The historical financial statements of Biosensor prior to the acquisition became those of CMI. Subsequent to July 1, 1998, the financial statements of Biosensor include the operations of the combined companies, including Carolina Medical, Braemar, and Advanced Medical Products, Inc.

	In July 1998, the Company's board approved a plan to sell the Company's MICROS QV product line to Carolina Medical in exchange for all of the 2,377 shares of Preferred Stock in the Company (having a face value of $2,377,000), and the unpaid dividends of $162,981. In October 1998 the Plan that had been approved by both companies was completed, and all of the shares of the Company's Preferred Stock issued and outstanding were retired.

	On March 23, 1999, after reporting that, for the quarter ended December 31, 1998 the Company had net losses of $373,173 of which $130,000 was as a result of their distributor in Europe, Kontron Instruments Ltd. filing for Administrative Receivership, Advanced Medical Products, Inc. filed a motion with the Federal Bankruptcy Court, District of South Carolina, for an order authorizing the sale of all assets, including equipment, inventory, and accounts receivable, outside the ordinary course of business, free and clear of all liens and encumbrances and other interests, pursuant to 11 U.S.C.
Section 363 of the bankruptcy code. Advanced Medical Products, Inc. continued to operate as debtor in possession, pending sale of the assets. Emergent Asset Based Lending, L.L.C., Advanced Medical's principle secured lender whose loan agreement has been in default since December, agreed to continue to lend against receivables and inventory based on Biosensor's guarantee of the debt. As of March 22, 1999, $ 253,446 was borrowed by Advanced Medical under this agreement.

 On May 3, 1999, the United State Bankruptcy Court for the District of
South Carolina entered and order approving the Disclosure Statement filed on March 23, 1999, fixing June 11, 1999 as the last day for filing ballots accepting or rejecting the Plan of Reorganization, and setting June 21, 1999 as the date of the hearing on the confirmation of the Plan. On May 11, 1999 Advanced Medical Products, Inc. sold all assets, including equipment, inventory, and accounts receivable, outside the ordinary course of business, free and clear of all liens and encumbrances and other interests, pursuant to
11 U.S.C. Section 363 of the bankruptcy code.   Biosensor Corporation
purchased the assets and assumed all of the secured debt, employee and commission liabilities, and all customer warranty and service liabilities of Advanced Medical Products, Inc. In addition, Biosensor made a payment of $68,000 for certain priority claims and administrative expenses, and for distribution to outside unsecured creditors. Biosensor and its subsidiaries agreed not to participate in distribution of payments toward unsecured claims, although their claims exceeded unsecured claims by all non-affiliated creditors combined. The assets and liabilities of Advanced Medical were consolidated with the operating assets and liabilities of Biosensor, and the assets and liabilities of Diagnostic Monitoring purchased by Biosensor from Cardiac Science Inc. on December 31, 1998, into Advanced Biosensor, Inc., a new wholly owned subsidiary of Biosensor, which also assumed Advanced Medical's lease obligations and continued to operate the business at the present Columbia, SC location. On May 23, 1999 stockholders of Biosensor Corporation voted to change the name of Biosensor Corporation to BIOTEL Inc.

	At a hearing held on June 21, 1999 the Plan of Reorganization, as amended, was confirmed. The Plan had previously been approved by all classes of creditors. On June 29, 1999 the United State Bankruptcy Court for the District of South Carolina entered an order confirming the Plan of Reorganization.
The Chapter 11 bankruptcy estate of Advanced Medical Products, Inc. has been fully administered. The Company filed the Final Report in Chapter 11
Proceeding with the Court on October 5, 1999, and the Final Decree closing the bankruptcy case was issued by the Court on November 9, 1999.

	The Company has been advised that since October 1999, BIOTEL, Inc. has had discussions with several parties regarding the possibility of BIOTEL selling its 3,300,000 common stock shares of the Company, or voting its majority shares in the Company in favor of a reverse merger. No agreement has been reached with any party at this time, however BIOTEL intends to continue to pursue the possibility of selling all or part of its holdings in the Company to a third party, or approving a reverse merger. Potential buyers of the majority position in the Company's stock have indicated that their interest is in merging a privately held company into the Company in a "reverse merger". All of the current Directors of the Company have agreed to resign if their resignation is requested in order to facilitate a possible reverse merger that could create value for the Company's stockholders.


	APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION
	TO CHANGE THE NAME OF THE COMPANY

The Board of Directors has unanimously approved and adopted a resolution amending Article 1 of the Company's Certificate of Incorporation to change the name of the Company to "ADVA International Inc." (the "Name Change Amendment").


Effect of the Change of Name

The change of the corporate name will not in any way affect the validity or transferability of stock certificates currently outstanding, the capital structure of the Company, the rights or obligations of the Company with respect to its existing contractual obligations, nor will it impact third parties' obligations with respect to the Company.

Upon adoption of this proposal pursuant to the Consent, the Board of Directors will authorize the officers of the Company to file such amendment with the Delaware Secretary of State. In addition, notification of the name change will be filed with the Securities and Exchange Commission. The Company anticipates expanded opportunities for a reverse merger outside the medical field, while being able to retain the use of the trading symbol "ADVA" with this name change.

Vote Required for Approval

The Board of Directors believes that it is in the best interests of the Company and its stockholders to amend the Company's Certificate of Incorporation to change the Company's name to "ADVA International Inc." and has directed that the Name Change Amendment be submitted for stockholder approval. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on this proposal will be required for approval of the proposal to change the name of the Company. It is expected that this proposal will be authorized by the Consent.

	APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION
	TO EFFECT A 1-FOR-10 REVERSE STOCK SPLIT

The Board of Directors has unanimously approved and adopted a resolution amending Article 4 of the Company's Certificate of Incorporation to effect the Reverse Stock Split (the "Stock Split Amendment"). The description which follows is qualified in its entirety by the exact language of the Stock Split Amendment.


The intent of the Reverse Stock Split is to reduce the number of shares of Common Stock outstanding and to increase the marketability and liquidity of the Common Stock. The Reverse Stock Split will be effected unless there is a subsequent determination by the Board of Directors that the Reverse Stock Split is not in the best interests of the Company and its stockholders. Although the Board of Directors believes as of the date of this Information Statement that the Reverse Stock Split is advisable, the Reverse Stock Split may be abandoned by the Board of Directors at any time prior to filing the proposed Stock Split Amendment.

Purposes of the Reverse Stock Split

The principal purpose of the Reverse Stock Split is to reduce the number of shares of Common Stock outstanding. The Board of Directors believes that the total number of shares outstanding is disproportionately large relative to the Company's present market capitalization. The Board of Directors believes that a decrease in the number of outstanding shares of Common Stock, without any material alteration of the proportionate economic interest in the Company held by individual stockholders, may increase the trading price of the outstanding shares, although no assurance can be given that the market price of the Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split.

The shares of Common Stock of the Company outstanding have not traded on any exchange since it was de-listed by NASDAQ in 1995. During the past 12 months, the Company's Common Stock has been listed on the NASDAQ Bulletin Board at prices ranging from $.01 bid to $.31 asked. There have been no consistently active market makers and trading volume has been light.

The Board of Directors believes the Name Change, the Reverse Stock Split, and the Authorization of Additional Common and Preferred Stock are all desirable changes to position the Company to attempt to do a reverse merger with a privately held company and recover some value for the stockholders of the Company. There can be no assurances, however, that the foregoing effects will occur or that the market price of the Common Stock immediately after implementation of the proposed Reverse Stock Split will be maintained for any period of time, or that such market price will approximate ten times the market price before the proposed Reverse Stock Split, or that a suitable reverse merger partner can be timely located, or that a suitable transaction can be successfully negotiated or completed.

Effect of the Reverse Stock Split

Unless there is a subsequent determination by the Board of Directors that the Reverse Stock Split is not in the best interests of the Company and its stockholders, the Stock Split Amendment would be filed with the Delaware Secretary of State on any date (the "Reverse Split Date") selected by the Board of Directors on or prior to the Company's next annual meeting of stockholders.
 The Reverse Stock Split would become effective as of 5:00 p.m. on the date of such filing (the "Effective Time"). Without any further action on the part of the Company or the holders of the Common Stock, the shares of Common Stock held by stockholders of record as of the Reverse Split Date would be converted at the Effective Time into the right to receive an amount of whole shares of new Common Stock equal to the number of their shares divided by ten. The number of authorized shares of Common Stock would be reduced from 7,000,000 to 700,000.
 Consummation of the Reverse Stock Split will have no material federal tax consequences to stockholders.

As of the Effective Time on the Reverse Split Date, each share of the Common Stock issued and outstanding immediately prior thereto (the "Old Common Stock") will be reclassified as and changed into the appropriate fraction of a share of the Company's Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests described below. Shortly after the Reverse Split Date, the Company will send transmittal forms to the holders of the Old Common Stock to be used in forwarding their certificates formerly representing Old Common Stock for surrender and exchange for (i) certificates representing shares of New Common Stock, and (ii) scrip in lieu of any fraction of a share of New Common Stock to which such holders would otherwise be entitled.

No certificates or cash representing fractional share interests in the New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Company. In lieu of any such fractional share interest, each holder of Old Common Stock who would otherwise be entitled to receive a fractional share of New Common Stock will be issued scrip upon surrender of certificates formerly representing Old Common Stock held by such holder, which scrip shall equal a credit toward the purchase price of additional shares of the Company's Common Stock, in an amount equal to the product of such fraction multiplied by the closing price of the Old Common Stock on the NASDAQ Bulletin Board as of the Effective Time on the Reverse Split Date (or in the event that the Common
Stock is not so traded at such time, such closing price on the next preceding day on which such stock was traded on the NASDAQ Bulletin Board). The scrip shall be freely transferable.

Approval of the Reverse Stock Split would not affect any continuing stock-holder's percentage ownership interest in the Company or proportional voting power, except for minor differences resulting from the issuance of scrip for fractional shares. The shares of Common Stock which would be issued upon approval of the Reverse Stock Split would be fully paid and non-assessable. The voting rights and other privileges of the continuing holders of Common Stock would not be affected substantially by adoption of the Reverse Stock Split or subsequent implementation thereof.

The Common Stock is listed for trading on the NASDAQ Bulletin Board and on the Record Date, December 10, 1999, the reported closing price of the Common Stock was $.125 per share. The number of record holders of the Common Stock on the Record Date was approximately 1900. The Company does not anticipate that the Reverse Stock Split would result in a significant reduction in the number of such holders, and does not currently intend to effect the Reverse Stock Split if it would result in a reduction in the number of holders large enough to jeopardize the Company's status as a "public" company. However, the proposed reverse split will significantly reduce the number of "round lot" (more than 100 shares) holders.

As of the Record Date, the number of issued and outstanding shares of Common Stock was 5,962,495. Based upon the Company's best estimates, the aggregate number of shares of Common Stock that would be issued and outstanding as a result of the Reverse Stock Split would be approximately 595,000 and 105,000 shares would be authorized and unissued, assuming that no additional shares of Common Stock are issued after the Record Date.

Exchange of Stock Certificates

As soon as practicable after the Reverse Split Date the Company will send a letter of transmittal to each stockholder of record on the Reverse Split Date for use in transmitting certificates representing shares of old Common Stock ("Old Certificates") to the Company's transfer agent, Valley Forge Software, Inc. (the "Exchange Agent"). The letter of transmittal will contain instructions for the surrender of Old Certificates to the Exchange Agent in exchange for certificates representing the appropriate number of whole shares of New Common Stock. No new certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates together with a properly completed and executed letter of transmittal to the Exchange Agent.

Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with all Old Certificates, stockholders will receive a new certificate or certificates representing the number of whole shares of New Common Stock into which their shares of Common Stock represented by the Old Certificates have been converted as a result of the Reverse Stock Split. Until surrendered, outstanding Old Certificates held by stockholders will be deemed for all purposes to represent the number of whole shares of Common Stock to which such stockholders are entitled as a result of the Reverse Stock Split. Stockholders should not send their Old Certificates to the Exchange Agent until they have received the letter of transmittal. Shares not presented for surrender as soon as practicable after the letter of transmittal is sent shall be exchanged at the first time they are presented for transfer.

Stockholders whose shares are held of record by their brokerage firm or other nominees need not take any action to exchange such shares. The brokerage firm or other nominee, as the record holder of such shares, will receive the letter of transmittal and will be required to surrender the Old Certificates representing such shares, together with the completed and executed letter of transmittal, in order to receive new certificates.

No service charges will be payable by holders of shares of Common Stock in connection with the exchange of certificates, all expenses of which will be borne by the Company.

Federal Income Tax Consequences

The following description of federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Information Statement. The discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). This summary does not discuss any consequence of the Reverse Stock Split under any state, local or foreign tax laws. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them. Neither the exchange of shares of Old Common Stock for shares of New Common Stock nor the issuance of scrip will result in recognition of gain or loss. Gain or loss will result upon the sale or other disposition of scrip (except if such scrip is exchanged with the Company in return for the issuance of additional shares of Common Stock). In such event a stockholder would recognize gain or loss, as the case may be, measured by the difference between the amount of cash or other property received and the basis of his or her Old Common Stock allocable to the fractional share represented by the scrip. Such gain or loss will be capital gain or loss if such stockholder's Old Common Stock was held as a capital asset, and any such capital gain or loss will generally be long-term capital gain or loss to the extent such stockholder's holding period for his or her Old Common Stock exceeds twelve (12) months.

The holding period of the shares of New Common Stock will include the stockholder's holding period for the shares of Old Common Stock exchanged therefor, provided that the shares of Old Common Stock were held as a capital asset. The total basis of the shares of New Common Stock will be the same as the total basis of the shares of Old Common Stock exchanged therefor, reduced by the basis allocable to the receipt of scrip in lieu of fractional shares as described above.

Vote Required for Approval

The Board of Directors believes that it is in the best interests of the Company and its stockholders to amend the Company's Articles of Incorporation to effect the Reverse Stock Split and has directed that the Stock Split Amend-ment be submitted for stockholder approval. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on this proposal is required for approval. It is expected that this proposal will be authorized by the Consent.

Voting Securities and Principal Holders Thereof After Reverse Split

Upon consummation of the reverse stock split, there will be approximately 1,704,165 shares of the Common Stock outstanding, each of which will entitle the holder thereof to one vote on each matter which may come before a meeting of the stockholders.

The following table sets forth certain information regarding the beneficial ownership of the Company's common stock following the Effective Time of the Reverse Stock Split by (i) each person known to the Company to own 5% or more of the Company's Common Stock, (ii) each director of the Company and (iii) all directors and officers of the Company as a group.



Name and Address        	Amount and Nature of         Percent of
	                       Beneficial Ownership(1)     	  Class(2)

Ronald G. Moyer
6 Woodcross Drive
Columbia, SC 29212          330,000(2)                   55.3

BIOTEL Inc.
6 Woodcross Drive
Columbia, SC 29212          330,000(2)                   55.3

George L. Down
6 Woodcross Drive
Columbia, SC 29212          19,677 (3)                    3.3

Officers and Directors
as a Group (of 4
persons)                    354,969(1),(2),(3),(4)       59.6



(1) As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days.

(2)	Ronald G. Moyer as President and Chairman of BIOTEL Inc. ("BIOTEL")
may be deemed to be the beneficial owner of the shares owned by BIOTEL by virtue of his control over the voting power of those shares.

(3)	Includes (i) 1,498 shares owned of record by the Helen L. Down Trust
(Helen Down is the mother of Mr. Down), for which Mr. Down serves as trustee and (ii) 1,957 shares owned of record by members of Mr.
Down's family, which shares are subject to voting proxies held by Mr. Down

(4) Includes 5,292 shares beneficially owned by the Secretary of the Company.



	APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION
	TO INCREASE AUTHORIZED COMMON STOCK

The Board of Directors has unanimously approved and adopted a resolution amending Article 4 of the Company's Certificate of Incorporation to increase the authorized Common Stock of the Company from 700,000 shares following the Reverse Stock Split to 20,000,000 shares (the "Common Stock Amendment").

Purposes for Increase in Common Stock

	The Company's current Certificate of Incorporation provides that the Company is authorized to issue up to 7,000,000 shares of Common Stock, which amount will be reduced to 700,000 by the Reverse Stock Split. Approximately 5,962,425 shares of Common Stock are currently issued (596,242 shares following the Reverse Stock Split). Accordingly, approximately 1,037,575 shares of authorized but unissued and unreserved Common Stock are currently available for general use by the Company on an unrestricted basis, and following the Reverse Stock Split approximately 103,758 shares will be available. The proposed amendment would increase the authorized Common Stock of the Company from 700,000 shares to 20,000,000 shares following the Reverse Stock Split.

	The Board of Directors recommends the increase in authorized Common Stock to enable the Company to have additional shares available for issuance in connection with future acquisitions, reverse mergers, conversions of convertible securities, employee benefit plans, stock splits effected in the form of stock dividends, and other general corporate purposes. Increasing the authorized Common Stock will give the Company greater flexibility and will allow the Company to issue additional Common Stock for the purposes described above. Except as set forth below, the Company has no current plans, agreements or arrangements for the issuance of additional Common Stock, other than the issuance of shares pursuant to its stock option and other employee benefit plans. The Company is at all times investigating additional sources of financing and future acquisitions which the Board of Directors believes will be in the best interests of the Company and its stockholders. The additional authorized shares of Common Stock would also be available for issuance
(subject to stockholder approval if required by law) at such times and for such proper corporate purposes as the Board of Directors may approve, including possible future financing and acquisition transactions. Since the Company has no cash or other assets following the sale and distribution of its assets under 11 U.S.C. Section 363 of the Federal Bankruptcy Code, the
Board may find it advisable from time to time to utilize common or preferred stock in lieu of cash to compensate employees, directors, advisors or consultants for services provided to the Company.

Vote Required for Approval

	The Board of Directors believes that it is in the best interests of the Company and its stockholders to amend the Company's Certificate of Incorporation to increase its authorized Common Stock, on a post-Reverse
Stock Split basis, to 20,000,000 shares, and has directed that the Common
Stock Amendment be submitted for stockholder approval. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote will be required to approve this proposal. It is expected that this proposal will be authorized by the Consent.


		APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION
			TO AUTHORIZE "BLANK CHECK" PREFERRED STOCK

	The Board of Directors has unanimously approved and adopted a resolution amending Article 4 of the Company's Certificate of Incorporation to authorize 6,000 shares of "blank check" preferred stock (the "Preferred Stock"), issuable in one or more series (the "Preferred Stock Amendment"). The term "blank check" preferred stock refers to stock for which the designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights (subject to the limitations described below), qualifications, limitations or restrictions thereof (collectively, the "Designations") are determined by the board of directors of a company

Purposes for Authorization of "Blank Check" Preferred Stock

	The Certificate of Incorporation of the Company currently authorizes 4,000 shares of Class A Preferred Stock without par value. The current Certificate of Incorporation provides that the maximum capital stock of the Company shall be 7,000,000 shares of Common Stock and 4,000 shares of Class A Preferred Stock.
 Following the Reverse Stock Split, the Company's Certificate of Incorporation will provide for 700,000 shares of Common Stock. The Reverse Stock Split will not affect the currently authorized shares of Class A Preferred Stock, none of which are issued or outstanding .

	The preferences, rights and terms of the Class A Preferred Stock are expressly set forth in Article 4 of the Company's Certificate of Incorporation, which does not provide any flexibility to modify the terms and conditions of the Class A Preferred Stock. As of the Record Date no Class A Preferred
Stock is outstanding. The Board of Directors has recommended the authorization of new modern "blank check" preferred stock because it is highly unlikely that the Company would use the existing Class A Preferred Stock for corporate financing or other purposes in view of the fixed terms of the Class A
Preferred Stock. Management believes that the lack of flexible modern "blank check" Preferred Stock greatly reduces the ability of the Company to utilize preferred stock in response to rapidly developing acquisition and corporate financing opportunities. Upon adoption of modern "blank check" preferred stock by the Consent, the Class A Preferred Stock would remain authorized.

	Under the proposed amendment, the Board of Directors could authorize the issuance, at any time or from time to time, of one or more series of Preferred Stock (subject to approval of the holders of a majority of the issued and out-standing Class A Preferred stock, and further stockholder approval if required by law). In addition, the Board of Directors would determine all designations, relative rights, preferences and limitations of such stock, including but not limited to the following: designation of series and numbers of shares; dividend rights; rights upon liquidation or distribution of assets of the Company; conversion or exchange rights; redemption provisions; sinking fund provisions and voting rights; provided that the holders of shares of Preferred Stock will not be entitled to more than the greater of (i) one vote per $100 of liquidation value or (ii) one vote per share, when voting as a class with holders of shares of capital stock generally, and will not be entitled to vote separately as a class except where such class or series of Preferred Stock is adversely affected. No holder of shares of the Company will have any preemptive rights to acquire any securities of the Company.

The Board of Directors is required to make any determination to issue shares of Common Stock or Preferred Stock based on its judgment as to the best interests of the stockholders and the Company.

While the Company may issue such stock in the future for purposes of raising additional capital or acquisitions, the Company, except as described above (see "Approval of Amendment to Certificate of Incorporation to Increase Authorized Common Stock") the Company has no agreements or understandings with any third party to effect any such issuance of Preferred Stock, and no assurances are given that any transaction will in fact be effected or that an acquisition pursuant to which such shares may be issued will be proposed and consummated. Therefore, the terms of any Preferred Stock subject to this proposal cannot be stated or estimated with respect to any or all of the securities authorized.

Vote Required for Approval

The Board of Directors believes that it is in the best interests of the Company and its stockholders to amend the Company's Certificate of Incorporation to authorize a class of "blank check" Preferred Stock as described above, and has directed that the Preferred Stock Amendment be submitted for Stockholder approval. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on this proposal will be required for approval. It is expected that this proposal will be authorized by the Consent.


	RIGHTS OF DISSENTING STOCKHOLDERS

There are no rights of appraisal or similar rights of dissenters with respect to any matter proposed to be acted upon by the Consent.


	OTHER PROPOSED ACTION

The Company is not aware of any other matter(s) to be acted upon by the Consent.

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